Exhibit 99.1

For Immediate Release

Danka Announces Refinancing Agreement Totaling $145 million with GE Corporate Lending

ST. PETERSBURG, FLORIDA (June 19, 2007) – Danka Business Systems PLC (NASDAQ: DANKY) today announced that it has entered into an agreement with GE Corporate Lending for a new senior secured credit facility totaling $145 million that would be used, together with the proceeds of the Company’s previously completed sale of its European operations, to significantly reduce and refinance the Company’s existing indebtedness.

Upon completion of this financing, the Company expects to reduce its overall indebtedness to approximately $120 million, down from $254 million. It will also reduce annual interest expense to approximately $13 million from the current $29 million.

“Today’s agreement with GE Corporate Lending represents another significant milestone in the reshaping of Danka,” said A.D. Frazier, Chairman and Chief Executive Officer. “This credit facility, along with the other important financial and operational steps we have taken in the past year, will provide Danka with the appropriate long-term flexibility from which to grow our business. It also reaffirms the Company’s commitments to our valued vendors and existing customers, and significantly enhances the ability of our talented team of employees to compete for and win new customers, as well as deliver even greater value.”

The new credit facility includes a $40 million Senior Secured Revolving Credit Facility, a $60 million Senior Secured Term Loan and a $45 million Second Lien Loan.

Completion of the financing is subject to a number of customary closing conditions. The Company expects the transaction to close by June 22, 2007. Representing Danka in the transaction was the investment banking firm Houlihan Lokey and the law firm Skadden, Arps, Slate, Meagher & Flom.

About Danka

Danka delivers value to clients by using its expert technical and professional services to implement effective document information solutions. As one of the leading independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka’s web site at www.danka.com.

About GE Corporate Lending

With $14 billion in assets, GE Commercial Finance Corporate Lending is one of North America’s largest providers of asset-based, cash flow, structured finance and other capital solutions for mid-size and large companies. From over 30 offices throughout the U.S. and Canada, Corporate Lending specializes in serving the unique needs of borrowers seeking $20 million to $2 billion and more for working capital, growth, acquisitions, project finance and turnarounds. Visit www.gelending.com/clnews for more information.

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Contacts:	Danka St. Petersburg – Cheley Howes, 727-622-2760
Danka London – Louis Kritzinger, 44-207-605-0150
The Dilenschneider Group – Robert E. Swadosh, 212-922-0900

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark and Danka @ the Desktop is a trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.